Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT is entered into by and between Ollie’s Bargain Outlet, Inc. (the “Company") and Raymond Daugherty ("Employee").

WHEREAS, Employee has been employed by the Company;

WHEREAS, the Employee and the Company have determined on the date hereof that it is appropriate to establish terms governing the termination the employment relationship between them;

WHEREAS, Employee and the Company wish to terminate the employment relationship on mutually agreeable terms, and where both parties understand that they will benefit;

WHEREAS, Employee understands that agrees that the opportunity to continue on as an employee until the Termination Date is a material inducement to Employee to enter into this Agreement; and

WHEREAS, Employee and the Company wish to memorialize their understanding, and provide for the orderly transition of Employee’s duties, and so have drafted this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1.           Termination of Employment / Incorporation of Recitals.  The foregoing recitals are incorporated herein and made a material part of this agreement (“Agreement”).  The Company and Employee will terminate their employment relationship, effective on August 27, 2021 (the "Termination Date").

2.           Severance Payment.  For consideration of all of the promises and covenants set forth and made in this Agreement, the Company agrees to pay Employee an amount equal to five (5) months of Employee’s base salary for the Company’s current Fiscal Year and agrees to the acceleration contemplated by Section 3(d) and the value to Employee associated with this acceleration (collectively, these components constitute the “Severance Payment”).  The Severance Payment will be made to Employee in roughly equal installments on the regularly scheduled pay dates through January 28, 2022, beginning on the next regularly scheduled pay day after the Termination Date.  The Severance Payment will be subject to deduction for any applicable local, state, and federal tax withholding obligations associated with the regular payroll payments Employee received while in the employ of Company prior to the Termination Date, provided however, that the Company will not make any deductions associated with benefit plans to which Employee may have been a party.  For the avoidance of doubt, the Employee acknowledges and understands that as of the moment Employee’s employment is terminated, the Employee is no longer entitled to participate in any such benefit plans, and that the Severance Payment does not create any entitlement or other justification for such participation.  The Severance Payment is a material component of the Company’s consideration hereunder, and the Company is allocating the Severance Payment as further described herein.

3.           Other Employee Benefits.

(a)          Except as provided in paragraph 2 above, Employee acknowledges the receipt from the Company of all compensation earned and accrued through the date hereof.  Except as expressly set forth in this paragraph 3 and as may be specifically described elsewhere in this Agreement, Employee confirms and acknowledges that he will not be entitled to any employee benefits, vacation pay, bonus payments, additional severance pay, or other payments whatsoever from the Company following the Termination Date.

(b)          Employee’s medical and dental coverage is terminated effective as of the Termination Date.  After the Termination Date, Employee will become eligible to elect continuation of health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, with information regarding continuation rights provided in separate correspondence.

(c)          Employee’s life and disability insurance coverage terminated effective as of the Termination Date.  To the extent that any Company employee is entitled to convert life and/or disability insurance coverage to individual coverage upon termination, Employee shall have the right to so convert.

(d)          As an additional benefit to the Employee, the Company agrees to accelerate the vesting of 1425 shares of Restricted Stock Units that Employee has scheduled to vest on February 5, 2022, from a grant made on February 5, 2018 (grant ID 0000000013531). The acceleration of vesting will occur on the Termination Date.

(e)          The Company will not contest Employee's claim for unemployment compensation benefits following the Termination Date.  All benefit eligibility decisions are made by Commonwealth unemployment compensation authorities.  Employee acknowledges that the severance payment provided herein may affect the amount of unemployment compensation that he may receive and that the Company will confirm or report the severance payment to the unemployment compensation system.

4.           General Release and Waiver of Claims.  Employee, for Employee and for Employee's attorneys, heirs, executors, administrators, personal representatives, successors, and assigns, for and in consideration of promises made herein, does hereby irrevocably and KNOWINGLY, VOLUNTARILY, and unconditionally waive and release fully and forever any waivable claim, cause of action, loss, expense, or damage, of any and every nature whatsoever against the Company and its past and present parents and subsidiaries, its related or affiliated companies, their predecessors, successors, and assigns past and present, and all owners, officers, directors, agents, insurers, attorneys, managers, employees, or trustees of any or all of the aforesaid entities (hereinafter collectively referred to as "Released Entities"), of whatever nature arising from any occurrence or occurrences, from the beginning of time until the date on which Employee signed this Agreement, including without limitation any waivable claims arising or in any way resulting from or relating to Employee's employment with the Company or the termination thereof.  It is understood that this General Release and Waiver of Claims does not serve to waive any claims that, pursuant to law, cannot be waived or subject to a release of this kind, such as claims for unemployment or workers' compensation benefits.  The Company considers thirty percent (30%) of the Severance Payment to be allocable to the act of Employee entering into this Agreement.  Employee also covenants and agrees to sign this Agreement a second time on the Termination Date, which signature shall renew and extend the periods addressed by the notices and provisions of this Agreement, including this General Release and Waiver of Claims through and to include the Termination Date (the “Second Execution”).  The Company considers seventy percent (70%) of the Severance Payment to be allocable to the Second Execution.  Notwithstanding the generality of the foregoing, a failure or unwillingness of Employee to undertake the Second Execution, will not invalidate any of the remaining provisions of this Agreement, specifically including Sections 4, 5, 9, 10, 13, and 14, provided that the parties acknowledge and agree that in not so signing a second time, that Employee would not have met all of Employee’s obligations hereunder, and the Employee would therefore not be entitled to the portion of the Severance Payment allocable to the Second Execution.

Without limitation of the foregoing, Employee specifically waives any waivable claims or benefits conferred, arising under the American Rescue Plan Act of 2021, Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act, of 1974, the Equal Pay Act, the Pennsylvania Human Relations Act, the Pennsylvania Minimum Wage Act, the Pennsylvania Wage Payment and Collection Law, the all as amended, or any other federal, state, or local law or ordinance relating in any way to unlawful discharge, discrimination, wage payment, or fair employment practices, and any claim under any common law theory, including but not limited to breach of contract (express or implied), intentional infliction of emotionally distress, wrongful discharge or other tort.

Employee warrants and represents that he has not, prior to signing this Agreement, filed any claim, charge, or complaint with any court or government agency in any way relating to his employment with the Company, nor has he filed any claim, charge, or complaint whatsoever against any of the Released Entities identified above.

Nothing in this Agreement is intended to limit Employees right or ability to: (i) file a charge or claim of discrimination with the U.S. Equal Employment Opportunity Commission ("EEOC"), the United States Securities and Exchange Commission (“SEC”) or Occupational Safety and Health Administration (“OSHA”) or comparable state or local agencies, or receive any financial awards from any of the foregoing; (ii) cooperate fully with the EEOC, SEC, OSHA, other federal agencies, or comparable state or local agencies; or (iii) testify in any cause of action when required to do so by the law or make other disclosures protected under the whistleblower provisions of state or federal laws or regulations.  Employee further understands that the General Release and Waiver of Claims set forth above will completely bar any recovery or relief obtained on his behalf, whether monetary or otherwise, by any person or entity with respect to any of the claims that he has released against any and all of the Released Entities.  Employee further understands that nothing in this Agreement affects Employee's right, pursuant to the Older Workers Benefit Protection Act, to seek a judicial determination of the validity of the Agreement's waiver of Employee's claims under the Age Discrimination in Employment Act.

5.          Confidentiality / Trade Secret.

(a)          Employee agrees that he shall not disclose or communicate the underlying facts leading to this Agreement, except for Employee's spouse, attorney, and as necessary, tax preparer.  If Employee does disclose the facts leading to this Agreement to any such individuals, he must advise them that the underlying facts to this Agreement are confidential and he will be responsible for any further disclosure that might be made by any such individual.  Any breach of this confidentiality provision will be considered a material breach of this Agreement.

(b)          Pennsylvania Trade Secret and Federal Trade Secret laws define trade secrets to include a broad range or information, patterns, compilations, programs, devices, methods, techniques, and processes.  Employee is a signatory to the Company’s Code of Ethical Business Conduct which addresses confidentiality. Employee’s obligation to maintain the Company’s Trade Secrets confidential nature remains in effect following the Employee’s separation from employment with the Company.

(c)          Notwithstanding any provisions in this Agreement or Company policy applicable to the unauthorized use or disclosure of trade secrets, you are hereby notified that, pursuant to Section 7 of the Defend Trade Secrets Act, you cannot be held criminally or civilly liable under and federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.  You also may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made in a complaint or other document filed in a lawsuit or other proceeding, if such a filing is made under seal.  In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in a court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

6.           Further Covenants by Employee.

(a)          Employee agrees that he will provide reasonable assistance and information necessary to the transition of his job responsibilities.  This duty to cooperate includes but is not limited to assistance and cooperation with the Company and/or other persons engaged by the Company in the investigation, prosecution, and/or defense of any threatened or asserted litigation or investigations initiated by or involving the Company or any person or entity affiliated with it, and truthfully testifying in connection with any such investigation or proceeding.

(b)          Employee agrees that he will deliver, on the Termination Date, or at such earlier time as may be directed by the Company, to the Company all automobiles, credit cards, computer equipment, telephone equipment, memoranda, notes, records, letters, documents, lists, plans, compositions, formulations, computer data, and other tangible items made or compiled by Employee or in Employee's possession concerning or relating to any business, product, process, operation, personnel, or business associate of the Company.  Employee acknowledges and agrees that all such materials are the sole property of the Company, and that he has no right, title, or interest in or to such materials.

(c)          Employee agrees and acknowledges that, in the course of his employment with the Company, he acquired access to and became acquainted with certain information about the professional, business, and financial affairs of the Company that is non-public, competitively-sensitive, confidential, and proprietary in nature ("Confidential Information").  Confidential Information includes, but is not limited to, compensation data; personnel information; personnel policies; information related to the financial performance and finances of the Company; marketing plans; and any other information, not generally known, concerning the Company or its operations, products, personnel or business, which was acquired, disclosed or made known to Employee while employed by the Company which, if used or disclosed, could, with reasonable possibility, adversely affect the Company's business or give a competitor a competitive advantage.  Employee agrees to refrain from disclosing to any person or entity any and all Confidential Information.

7.           No Representations or Admissions.  The Neither party hereto admits any wrongdoing or liability of any sort and has made no representation as to any wrongdoing or liability of any sort, and this Agreement is executed as a voluntary compromise between Employee and Company to bring an amicable conclusion to the employment relationship.  The parties agree that this Agreement is inadmissible as evidence in any proceeding, legal or otherwise, except as otherwise specifically set forth herein and to the extent necessary to enforce its provisions.

8.           No Prior Assignment.  Employee represents and warrants that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity any claim or other matter herein released.

9.           Entire Agreement / Coordination with and Continuing Effect of Restrictive Covenant Agreements associated with Option Award Agreements.  Employee agrees and acknowledges that, other than the terms of this Agreement, no promise or representation has been made to him to induce him to enter into this Agreement. This Agreement, together with any other agreements specifically referenced herein, constitutes the entire and exclusive agreement between the parties hereto with respect to the terms associated with the termination of Employee’s employment and with respect to the rights and obligations of the parties going forward.  Notwithstanding the generality of the foregoing, the Employee acknowledges that Employee is subject to restrictive covenants and / or proscribed activities included within Restrictive Covenant Agreements that are a part of Option Award Agreements that Employee entered into during Employee’s employment with the Company.

10.          Relief.  In the event Employee breaches any of Employee’s obligations under any one or more of the Non-Solicitation clause, Confidentiality, and Non-Disparagement provisions set forth herein, or any of the Restrictive Covenant Agreements attached to and as may be included in any Stock Option Award Agreement to which the Employee and the Company may be a party, the Company reserves the right to bring an action against Employee for damages, suffered or incurred by Company as a result of Employee’s breach of the Confidentiality and Non-Disparagement provisions herein.  The Company may, at the Company’s option seek injunctive relief to enforce the Company’s rights hereunder as the ability to quantify the damages that Company will suffer in the event of Employee’s breach are difficult to quantify.

11.          Severability.  In the event that any provision of this Agreement shall be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

12.          Non-Disparagement.  Employee agrees that beginning on the full execution of this Agreement, that Employee shall not make, publish or communicate to any person or entity or in any public forum, specifically including but not limited to social media, any comments or statements written or oral that denigrate or disparage, or are detrimental to, the reputation or stature of the Company or Company’s businesses, or any of Company’s employees, directors and officers, including the Released Entities;  provided however that nothing in this provision shall prevent Employee from (i) cooperating fully with the Equal Employment Opportunity Commission or any other federal, state, or local government agencies; (ii) testifying in any cause of action when required to do so by law; or (iii) providing truthful testimony or information in response to a lawfully issued subpoena or order of court.

13.          Non-Solicitation.  Employee agrees that, for a period of two (2) years from the date on which the last installment of the Severance Payment is made to him, he will not solicit or otherwise encourage any employee of the Company to leave the Company’s employ for work elsewhere.  Employee further acknowledges that he will not solicit any employee to leave the Company for any other reason whatsoever.  Employee has not before this time, and will not, between the date set out below and the Termination Date solicit, or otherwise encourage any employee to leave the Company’s employ.

14.          Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. Any action, by either party, at law or equity to enforce this Agreement or seek a remedy for any breach will be brought in the Court of Common Pleas of Dauphin County or the United States District Court for the Middle District of Pennsylvania, if jurisdictional requirements are met.

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15.          Acknowledgment.  Employee acknowledges the following:

a.            that he has been advised to consult with an attorney of his choosing concerning the legal significance of this Agreement;

b.           that this Agreement is written in a manner that he understands;

c.            that the consideration he is receiving consists of benefits to which he is not otherwise entitled;

d.           that he has been offered twenty-one (21) days to review and consider all of the terms and provisions of this Agreement, and he has had ample opportunity to review all of the provisions of this Agreement;

e.            that he is competent to understand the content and effect of this Agreement and he has entered into this Agreement knowingly, by his free will and choice without any compulsion, duress, or undue influence from anyone; and

f.            that he has been advised that during the seven (7) day period following his execution of this Agreement, he may revoke his acceptance of this Agreement by delivering written notice of revocation to Robert Bertram, General Counsel, 6295 Allentown Boulevard, Suite 1, Harrisburg, PA 17112, and that this Agreement shall not become effective or enforceable until after the revocation period has expired.

Executed in multiple copies all having the same strength as the original

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Employee has hereunto set his hand and the Company has caused this Agreement to be executed by its duly authorized agent, all as of the date(s) set forth below.  This Agreement will become binding and irrevocable on the eighth day after it is signed by Employee.

WITNESS:	Ollie’s Bargain Outlet, Inc.

/s/ Witness Signature	/s/ Eric van der Valk
Name: Eric van der Valk
Title: Chief Operating Officer
Date: August 11, 2021

WITNESS:

/s/ Witness Signature	/s/ Raymond Daugherty
Raymond Daugherty
Date: August 11, 2021

ADDITONAL SIGNATURE AS DESCRIBED IN SECTION 4, GENERAL RELEASE AND WAIVER OF CLAIMS, MADE ON THE TERMINATION DATE

WITNESS:

Raymond Daugherty
Date: